Exhibit 99.1
AFC Reports Financial Results for Fiscal Third Quarter 2009; Updates Earnings Guidance for Fiscal 2009
ATLANTA—Nov. 12, 2009— AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes®, today reported results for its third fiscal quarter of 2009 which ended October 4, 2009. The Company also updated earnings guidance for fiscal 2009 and provided an update on its strategic plan.
Third Quarter 2009 Highlights Compared to Third Quarter 2008:
•	Net income was $3.4 million, or $0.13 per diluted share, compared to $4.0 million, or $0.16 per diluted share, last year. Excluding $1.9 million, or $0.05 per diluted share, of charges associated with the Company’s recent credit facility amendment, adjusted earnings per diluted share were $0.18. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•	System-wide sales increased by 0.5 percent compared to flat sales last year.

•	Global same-store sales decreased 0.3 percent compared to a decrease of 1.9 percent last year. Domestic same-store sales decreased 0.3 percent compared to a decrease of 2.8 percent last year. International same-store sales decreased 1.0 percent compared to an increase of 7.4 percent last year.

•	The Popeyes system opened 21 restaurants and closed 8 restaurants, resulting in 13 net openings. At the end of the third quarter, total unit count was 1,918 compared to 1,905 at the end of the third quarter last year.

•	The Company used available cash to reduce its outstanding debt by $26.2 million, bringing its total debt to $88.6 million at the end of the third quarter. At the end of the third quarter last year, the total outstanding debt was $131.3 million.

•	Year-to-date, the Company has generated $19.0 million of free cash flow, compared to $22.3 million during the same period last year. AFC’s free cash flow computation and reconciliation to GAAP measures are described in detail under the heading “Use of Non-GAAP Financial Measures.”

•	As previously stated, on August 14, 2009, the Company completed an amendment and restatement of its 2005 Credit Facility to extend the maturity dates of its revolving credit facility and term loan by two years to May 2012 and May 2013, respectively.
AFC Enterprises Chief Executive Officer Cheryl Bachelder stated, “Our relatively flat same-store sales in the third quarter met our expectations and outpaced the QSR category. Guest traffic continued to increase in our restaurants at a time of steep traffic declines in QSR. We believe this positive momentum was driven by our famous Louisiana food offered through compelling national advertising with a competitive value proposition. As we move into 2010, our attention will remain focused on growing market share and enhancing restaurant profitability in support of our strategy of accelerating our growth in the U.S. and around the globe.”

Strategic Plan Update
1. Build the Popeyes Brand
•	In September, Popeyes promoted its Bonafide® chicken featuring 5 wings for $2.99 and 11 pieces of bone-in chicken for $9.99. These promotions, which were supported with three weeks of national media advertising, delivered strong positive guest counts.

•	Popeyes is currently running national media advertising promoting its First Annual Crawfish Festival, featuring its spicy, crispy Crawfish Tackle Box with Cajun fries and a buttermilk biscuit for only $4.99.
2. Run Great Restaurants
•	Popeyes continues to see steady improvement in its Guest Experience Monitor (GEM) scores, with Overall Delighted scores at the end of the third quarter up 15 percentage points since the implementation of the program last year.

•	With new drive-thru equipment in place throughout the system, the Company is now rolling out new speed of service training and tools and expects to have the programs in place system-wide by the beginning of 2010. Longer-term, management believes this speed of service initiative will provide significant improvement to Popeyes system-wide sales performance.
3. Grow Profitability
•	The Company remains committed to lowering restaurant operating costs and improving profitability while maintaining excellent food quality for its guests.
•	During the third quarter, Popeyes restaurants benefited from a 5 percent decline in commodity costs over a year ago. The Company expects to see additional commodity cost savings in the fourth quarter of 2009, as it continues to lap record highs from last year.

•	The Company is also evaluating other supply chain cost savings such as packaging and shipping alternatives which will benefit the system in 2010 and beyond.
•	The Company is continuing to generate a stronger pipeline of current and new franchise developers to open new restaurants, both in the U.S. and abroad, so the brand will be better positioned to accelerate new unit development as the credit markets and economy recover.
4. Align People and Resources to Deliver Results
•	At the beginning of October, over 100 Popeyes franchisees and operators met for its first Best Practices Conference held in Atlanta. The interactive sessions featured a panel of top-performing franchisees who shared their best practices on delivering value, driving speed of service and running profitable restaurants.
Third Quarter Financial Performance Review Compared to Third Quarter Last Year
System-wide sales increased by 0.5 percent compared to flat sales last year. System-wide sales were comprised of $394.4 million in franchise restaurant sales and $11.3 million in company-operated restaurant sales.
Global same-store sales decreased 0.3 percent compared to a decrease of 1.9 percent during the same time last year. Domestic same-store sales decreased 0.3 percent, compared to a decrease of 2.8 percent last year, with this improvement being driven by positive transactions. According to independent data, domestic same-store sales have continued to outpace the chicken QSR category for the sixth consecutive quarter.
International same-store sales decreased 1.0 percent compared to an increase of 7.4 percent last year. The elevated sales in the third quarter of 2008 were primarily related to restaurants in the Middle East which benefited from the timing of the Islamic holiday of Eid, marking the end of the fasting period of Ramadan. The third quarter same-store sales decrease in 2009 primarily reflects weaker sales in the Middle East due to economic slowdown.
Total revenues were $31.9 million compared to $38.3 million last year. Total revenues were lower primarily due to the Company’s successful re-franchising of 27 company-operated restaurants in the Atlanta and Nashville markets.
Company-operated restaurant expenses for food, beverages and packaging as a percentage of sales were 32.7 percent compared to 33.9 percent last year. This improvement was primarily attributable to commodity cost savings and the re-franchising of company-operated restaurants. Company-operated restaurant employee, occupancy and other expenses as a percentage of sales were 52.2 percent, compared to 55.7 percent last year. This improvement of 3.5 percent was primarily attributable to lower workers compensation expense, utility costs and other operating costs, and the closure of three underperforming company-operated restaurants.
General and administrative expenses were $12.0 million or 3.0 percent of system-wide sales, compared to $12.8 million or 3.2 percent of system-wide sales last year. The decrease was primarily attributable to the Company’s lower net investment in national media advertising during the third quarter compared to the same time last year.
Due to the continuing challenges of the financial and credit markets, which have affected franchisees throughout the industry, the Company has increased its reserve for bad debt expense related to franchise revenues by an additional $0.8 million, or $0.02 per diluted share, during the third quarter.
Year-to-date, EBITDA was $33.8 million, at 29.3 percent of total revenues, compared to $39.3 million, at 30.0 percent of total revenues, last year. Although the Company’s national media advertising investment was lower in the third quarter compared to last year, the year-to-date decrease in EBITDA was primarily due to an incremental $2.1 million for the Company’s investment in national media advertising and $2.5 million in lower net other income related to non-operating net gains from property sales, impairments and insurance settlements. AFC’s EBITDA computation and reconciliation to GAAP measures is described in detail under the heading “Use of Non-GAAP Financial Measures.”
Interest expense, net was $3.5 million, compared to $1.6 million last year. This increase was primarily due to $1.9 million in charges related to the credit facility amendment.
The Company’s effective income tax rate was 37.0 percent, compared to an effective tax rate of 38.5 percent in the prior year.
Net income was $3.4 million, or $0.13 per diluted share, compared to $4.0 million, or $0.16 per diluted share, last year. Excluding $1.9 million, $0.05 per diluted share, of charges associated with the credit facility amendment, adjusted earnings per diluted share were $0.18. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
Year-to-date, the Company generated $19.0 million in free cash flow, at 16.5 percent of total revenues, compared to $22.3 million, at 17.0 percent of total revenues, during the same period last year. AFC’s free cash flow computation and reconciliation to GAAP measures is described in detail under the heading “Use of Non-GAAP Financial Measures.” During the third quarter the Company also received payment of $10.2 million from a note receivable.
During the third quarter, the Company used available cash to reduce its outstanding term loan by $26.2 million, including $19.0 million of voluntary prepayments and $7.0 million associated with the credit facility amendment. At the end of the third quarter, the Company’s total outstanding debt was $88.6 million, compared to $131.3 million in the third quarter last year.
In the third quarter, the Popeyes system opened 21 restaurants, including 9 domestic and 12 international, compared to 28 restaurant openings during the same period last year. The Popeyes system had 8 restaurant closures in the third quarter compared to 24 restaurant closures last year. Closures consisted of 5 domestic restaurants and 3 international restaurants.
On a system-wide basis, Popeyes had 1,918 restaurants operating at the end of the third quarter, compared to 1,905 restaurants last year. Total unit count was comprised of 1,571 domestic restaurants and 347 international restaurants in 26 foreign countries and two territories. Of this total, 1,881 were franchised restaurants and 37 were company-operated restaurants.
Amendment to 2005 Credit Facility

As previously indicated, on August 14, 2009, the Company completed an amendment and restatement of its 2005 Credit Facility to extend the maturity dates of its revolving credit facility and term loan for two years to May 2012 and to May 2013, respectively.
In conjunction with the amendment, the Company reduced its outstanding term loan by $7.0 million and reduced the revolving credit facility commitment to $48 million from $60 million. The rate of interest for borrowings under the credit facility is LIBOR plus 4.50 percent, with a minimum LIBOR of 2.50 percent. To reduce the Company’s exposure to interest rate increases, management put in place interest rate swaps on $30 million of its outstanding debt at a fixed rate of approximately 7.4 percent.
In the third quarter, the Company recognized a total of $1.9 million of additional interest expense, including $1.1 million of fees and $0.8 million of old debt issuance costs and losses on terminated swaps. In addition, approximately $1.8 million of fees related to the new amendment were paid and recorded as deferred debt issuance costs and will be amortized over the remaining life of the facility.
Fiscal 2009 Guidance
The Company’s projection for global same-store sales for fiscal 2009 is at the lower end of the range of its previous guidance at 0.0 percent to positive 2.0 percent.
The Company now expects its global new openings to be in the range of 100-110 restaurants compared to previous guidance in the range of 90-110 restaurants. Due to the year-to-date restaurant closure rate, the Company now expects closures to be approximately 100 restaurants, compared to previous guidance of 110-120 restaurants. Net restaurant openings are now expected to be in the range of 0 to positive 10, compared to previous guidance of 0 to negative 30. Popeyes restaurant closures typically have sales significantly lower than the system average.
The Company expects fiscal 2009 general and administrative expenses to be consistent with its previous guidance of 3.1-3.2 percent of system-wide sales, among the lowest in the restaurant industry. The Company will continue to tightly manage its general and administrative expenses and invest in key strategic initiatives, including its continued commitment to national media advertising and operations improvements, which management believes are essential for the long-term growth of the brand.
Given the improved expectations for net restaurant openings, the Company expects 2009 earnings to be at the upper end of its guidance of $0.66-$0.70 per diluted share. Adjusted earnings per diluted share are expected to be at the upper end of its guidance of $0.65-$0.69 in 2009 as compared to $0.65 in the prior year.
The Company calculates adjusted earnings per diluted share by excluding “Other income, net” of $2.6 million or $0.06 per diluted share in 2009 and $4.6 million or $0.11 per diluted share in 2008, and $1.9 million or $0.05 per diluted share of interest expense associated with the credit amendment in 2009. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on November 13, 2009, to review the results of the third quarter of fiscal 2009. To access the Company’s webcast, go to www.afce.com, select “Investor Relations” and then select “Q3 2009 AFC Enterprises, Inc. Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of October 4, 2009, Popeyes had 1,918 restaurants in the United States, Puerto Rico, Guam and 26 foreign countries. AFC’s primary objective is to offer excellent investment opportunities in its Popeyes brand and provide exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.

AFC Enterprises, Inc.
Condensed Balance Sheets (unaudited)
As of October 4, 2009 and December 28, 2008
(In millions, except share data)

	10/04/2009	12/28/2008
ASSETS
Current assets:
Cash and cash equivalents	$5.0	$2.1
Accounts and current notes receivable, net	13.6	13.6
Assets held for sale	—	4.5
Other current assets	12.7	13.8
Total current assets	31.3	34.0
Long-term assets:
Property and equipment, net	22.0	25.3
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	47.8	48.2
Noncurrent notes receivable and other long-term assets, net	3.5	13.4
Total long-term assets	84.4	98.0
Total assets	$115.7	$132.0

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$17.1	$19.3
Other current liabilities	13.4	13.6
Current debt maturities	1.1	4.7
Total current liabilities	31.6	37.6
Long-term liabilities:
Long-term debt	87.5	114.5
Deferred credits and other long-term liabilities	19.5	19.2
Total long-term liabilities	107.0	133.7
Total liabilities	138.6	171.3

Commitments and contingencies
Shareholders’ deficit:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 25,459,662 and 25,294,973 shares issued and outstanding at October 4, 2009 and December 28, 2008, respectively)	0.3	0.3
Capital in excess of par value	111.7	110.5
Accumulated deficit	(134.3)	(149.1)
Accumulated other comprehensive loss	(0.6)	(1.0)
Total shareholders’ deficit	(22.9)	(39.3)
Total liabilities and shareholders’ deficit	$115.7	$132.0

AFC Enterprises, Inc.
Condensed Statements of Operations (unaudited)
(In millions, except share data)

	12 Weeks Ended		40 Weeks Ended
	10/04/2009	10/05/2008	10/04/2009	10/05/2008

Revenues:
Sales by company-operated restaurants	$11.3	$17.4	$46.2	$62.6
Franchise revenues	19.5	20.0	65.8	65.4
Rent and other revenues	1.1	0.9	3.5	2.9
Total revenues	31.9	38.3	115.5	130.9

Expenses:
Restaurant employee, occupancy and other expenses	5.9	9.7	24.2	32.9
Restaurant food, beverages and packaging	3.7	5.9	15.3	21.7
Rent and other occupancy expenses	0.6	0.5	1.9	1.7
General and administrative expenses	12.0	12.8	42.9	40.4
Depreciation and amortization	0.9	1.3	3.6	5.0
Other income, net	(0.1)	—	(2.6)	(5.1)
Total expenses	23.0	30.2	85.3	96.6

Operating profit	8.9	8.1	30.2	34.3
Interest expense, net	3.5	1.6	6.5	6.3

Income before income taxes	5.4	6.5	23.7	28.0
Income tax expense	2.0	2.5	8.9	11.0

Net income	$3.4	$4.0	$14.8	$17.0

Earnings per common share, basic	$0.13	$0.16	$0.58	$0.66

Earnings per common share, diluted	$0.13	$0.16	$0.58	$0.66

Weighted-average shares outstanding:
Basic	25.3	25.2	25.2	25.7
Diluted	25.4	25.3	25.4	25.8

AFC Enterprises, Inc.
Condensed Statements of Cash Flows (unaudited)
(In millions)

	40 Weeks Ended
	10/04/2009	10/05/2008
Cash flows provided by (used in) operating activities:
Net income	$14.8	$17.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3.6	5.0
Asset write-downs	0.2	8.4
Net gain on sale of assets	(3.1)	(0.9)
Deferred income taxes	0.9	(1.0)
Non-cash interest, net	1.4	(0.2)
Provision for credit losses	1.1	0.2
Stock-based compensation expense	1.4	1.9
Change in operating assets and liabilities:
Accounts receivable	(0.3)	0.4
Prepaid income taxes	0.9	0.5
Other operating assets	1.2	0.7
Accounts payable and other operating liabilities	(3.0)	(8.8)
Net cash provided by operating activities	19.1	23.2

Cash flows provided by (used in) investing activities:
Capital expenditures	(0.8)	(2.3)
Proceeds from dispositions of property and equipment	7.7	3.8
Property insurance proceeds	0.2	—
Proceeds from notes receivable	10.8	0.7
Net cash provided by investing activities	17.9	2.2

Cash flows provided by (used in) financing activities:
Principal payments — 2005 Credit Facility (term loan)	(29.9)	(8.9)
Principal payments — 2005 revolving credit facility	(0.5)	(0.1)
Borrowings under 2005 revolving credit facility	—	7.5
Special cash dividend	—	(0.5)
Stock repurchases	—	(19.0)
(Increase) decrease in restricted cash	(1.2)	1.2
Debt issuance costs	(1.8)	—
Other, net	(0.7)	(0.2)
Net cash used in financing activities	(34.1)	(20.0)
Net increase in cash and cash equivalents	2.9	5.4
Cash and cash equivalents at beginning of year	2.1	5.0
Cash and cash equivalents at end of quarter	$5.0	$10.4

	Q3 Ended	Q3 Ended	Year-to-date	Year-to-date
	10/04/2009	10/05/2008	10/04/2009	10/05/2008
Total Same-Store Sales

Company-operated	3.0%	(6.1%)	(0.6%)	(5.5%)
Franchised [a]	(0.4%)	(2.6%)	1.2%	(1.9%)
Total Domestic	(0.3%)	(2.8%)	1.1%	(2.1%)
International [b]	(1.0%)	7.4%	2.7%	4.1%
Global	(0.3%)	(1.9%)	1.3%	(1.5%)
Total Franchised (a and b)	(0.4%)	(1.7%)	1.3%	(1.3%)

New Unit Openings

Company-operated	0	0	0	1
Franchised	9	12	19	45
Total Domestic	9	12	19	46
International	12	16	32	51
Global	21	28	51	97

Unit Count

Company-operated	37	56	37	56
Franchised	1,534	1,515	1,534	1,515
Total Domestic	1,571	1,571	1,571	1,571
International	347	334	347	334
Global	1,918	1,905	1,918	1,905
Use of Non-GAAP Financial Measures
EBITDA: Calculation and Definition
The following table reconciles on a historical basis for third quarter year-to-date of 2009 and third quarter year-to-date of 2008, the Company’s earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) on a condensed basis to the line on its condensed statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its condensed statement of operations to EBITDA:

	Year-to-date	Year-to-date
(dollars in millions)	10/04/2009	10/05/2008

Net income	$14.8	$17.0
Interest expense, net	$6.5	$6.3
Income tax expense	$8.9	$11.0
Depreciation and amortization	$3.6	$5.0
EBITDA	$33.8	$39.3
Total Revenues	$115.5	$130.9
EBITDA as a percentage of Total Revenues (EBITDA margin)	29.3%	30.0%
Free cash flow: Calculation and Definition
The following table reconciles on a historical basis for third quarter year-to-date of 2009 and third quarter year-to-date of 2008, the Company’s free cash flow on a condensed basis to the line on its condensed statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its condensed statement of operations to free cash flow:

	Year-to-date	Year-to-date
(dollars in millions)	10/04/2009	10/05/2008

Net income	$14.8	$17.0
Depreciation and amortization	$3.6	$5.0
Stock-based compensation expense	$1.4	$1.9
Maintenance capital expenses	$(0.8)	$(1.6)
Free cash flow	$19.0	$22.3
Total Revenues	$115.5	$130.9

Free cash flow as a percentage of Total Revenues	16.5%	17.0%
Management’s Use of Non-GAAP Financial Measures
EBITDA, free cash flow and Adjusted earnings per diluted share are supplemental non-GAAP financial measures. The Company uses EBITDA, free cash flow and Adjusted earnings per diluted share, in addition to net income, operating profit, cash flows from operating activities and earnings per share, to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and performance of its business because they provide a link between profitability and operating cash flow. EBITDA, free cash flow and Adjusted earnings per diluted share as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA, free cash flow and Adjusted earnings per diluted share: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, operating profit, cash flows from operating activities, earnings per share or other financial information determined under GAAP.
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of its strategic plan, projections and expectations regarding same-store sales for fiscal 2009 and beyond, the Company’s ability to improve restaurant level margins, guidance for new openings and restaurant closures, and the Company’s anticipated 2009 performances including projections regarding general and administrative expenses, net earnings per diluted share, EBITDA margins and free cash flows and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our Credit Facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2008 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.